Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES FOURTH QUARTER AND YEAR END

2011 RESULTS

(ORLANDO, Fla.) March 21, 2012 — CNL Lifestyle Properties, Inc., a non-traded real estate investment trust (the “Company”), today announced its operating results for the fourth quarter and year ended December 31, 2011. As of March 21, 2012, the Company owns a portfolio of 170 lifestyle properties, 78 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average lease rate of 8.9 percent, 41 of which are managed by independent operators, one which is held for development and 50 of which are owned through unconsolidated joint venture arrangements. Of its joint venture investments, 14 are leased and 36 are managed by independent operators. Diversification by asset class based on initial purchase price is 30.7 percent senior living, 19.6 percent ski and mountain lifestyle, 16.5 percent golf, 12.5 percent attractions, 5.3 percent marinas and 15.4 percent in additional lifestyle properties, including lodging.

Financial Highlights

The following table presents selected comparable financial data through December 31, 2011 (in millions except ratios and per share data):

	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Total revenues	$77.8	$68.3	$420.1	$300.5
Total expenses	94.8	88.2	415.9	359.2
Net loss	(32.0)	(14.4)	(69.6)	(81.9)
Net loss per share	(0.10)	(0.05)	(0.23)	(0.31)
FFO	3.0	19.6	89.6	82.1
FFO per share	0.01	0.07	0.30	0.31
MFFO	3.0	0.6	96.6	98.6
MFFO per share	0.01	—	0.32	0.37
Adjusted EBITDA	20.1	22.8	141.8	137.3
Cash flow from operating activities			83.1	79.8

As of December 31, 2011:
Total assets	$2,894.0
Total debt	912.0
Leverage ratio	31.5%

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See detailed financial information and full reconciliation of FFO, MFFO and Adjusted EBITDA, which are non-GAAP measures, below.

Total revenues increased $9.5 million, or 13.9 percent, for the quarter ended December 31, 2011 and $119.6 million, or 39.8 percent, for the year ended December 31, 2011, as compared to the same periods in 2010. Total expenses increased $6.6 million, or 7.5 percent, for the quarter ended December 31, 2011 and $56.7 million, or 15.8 percent, for the year ended December 31, 2011, as compared to the same periods in 2010. Net loss per share was $(0.10) and $(0.23) for the quarter and year ended December 31, 2011 as compared to net loss per share of $(0.05) and $(0.31) for the comparable periods in 2010. FFO and MFFO per share were $0.01 for the quarter ended December 31, 2011 as compared to $0.07 and $0.00, respectively, for the quarter ended December 31, 2010. For the year ended December 31, 2011, FFO and MFFO per share were $0.30 and $0.32, respectively, as compared to $0.31 and $0.37, respectively, for the year ended December 31, 2010.

The increases in revenues and expenses for the quarter and year ended December 31, 2011 are primarily attributable to the transition of certain of our attractions properties that were converted from leased to managed properties where we now record property-level gross revenues and property-level operating expenses rather than straight-line rents as was the case in 2010. In addition, the increase in revenues related to an improvement in the results from our Omni Mt. Washington Resort property and our two Great Wolf waterpark resorts as well as increased revenues relating to our 2011 senior housing acquisitions.

The increase in net loss and net loss per share for the fourth quarter of 2011 was attributable to a reduction in gain on extinguishment of debt of approximately $15.8 million. The reduction in net loss and net loss per share for the year was primarily attributable to a reduction in impairment provision, loan loss provision and loss on lease terminations of approximately $60.6 million for the year ended December 31, 2011, offset by (i) a reduction in gain on extinguishment of debt of approximately $15.8 million, (ii) a reduction in equity in earnings of our unconsolidated entities as a result of initial transaction costs incurred upon the formation of the ventures of approximately $10.0 million for the year ended December 31, 2011, (iii) a reduction of rental income of approximately $38.1 million from the 17 attractions properties and one additional lifestyle property that were converted from a leased structure to a managed structure offset by property net operating income of approximately $26.5 million, and (iv) an increase in interest expense and loan cost amortization resulting from the issuance of the senior notes during the second quarter of 2011, net of lower interest expense as a result of debt repayments of approximately $10.0 million.

Total FFO and FFO per share was approximately $3.0 million and $89.6 million, or $0.01 and $0.30, for the quarter and year ended December, 2011, respectively. Comparatively, FFO and FFO per share was approximately $19.6 million and $82.1 million, or $0.07 and $0.31, for the quarter and year ended December, 2010, respectively.

The decrease in FFO and FFO per share for the quarter ended December 31, 2011 was primarily attributable to (i) a reduction in gain on extinguishment of debt of approximately $15.8 million, and (ii) an increase in property net operating loss of $8.2 million from the 17 attractions properties that were converted from a leased structure to a managed structure offset by a reduction in loan loss provision and loss on lease terminations of approximately $12.6 million. The increase in FFO for the year ended

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December 31, 2011 is attributable primarily to a reduction in loan loss provision and loss on lease terminations of approximately $50.4 million, offset by (i) a reduction in gain on extinguishment of debt of approximately $15.8 million, (ii) a reduction of rental income of approximately $38.1 million from the 17 attractions properties and one additional lifestyle property that were converted from a leased structure to a managed structure, offset by property net operating income of approximately $26.5 million, and (iii) an increase in interest expense and loan cost amortization resulting from the issuance of the senior notes in April 2011, net of lower interest expense as a result of debt repayments, of approximately $10.0 million. While FFO increased, the additional shares issued during the year relating to our third offering, which ended in April 2011 and the shares issued pursuant to our Reinvestment Plan resulted in increased dilution and a decrease in FFO per share.

The increase in MFFO and MFFO per share for the quarter ended December 31, 2011 was principally due to a reduction in costs associated with the property transitions to managed structures of approximately $10.9 million, offset by an increase in property net operating loss of $8.2 million from the 17 attractions properties that were converted from a leased structure to a managed structure. The decrease in MFFO for the year ended December 31, 2011 was principally due to (i) a decrease in cash rent received on the 17 attractions properties and one lifestyle property that were transitioned from leased properties to managed properties compared to property net operating income of approximately $7.5 million, and (ii) an increase in interest expense, as described above, offset by a reduction in costs associated with the property transitions to managed structures of approximately $14.6 million.

The decrease in Adjusted EBITDA of $2.7 million for the quarter ended December 31, 2011 was primarily attributable to offseason property operating losses recorded in 2011 for the transitioned properties discussed above, offset by an increase in cash distributions of $5.4 million (primarily from the Company’s initial Sunrise joint venture). The increase in Adjusted EBITDA of $4.5 million for the year ended December 31, 2011 was primarily attributable to an increase in cash distributions of $13.2 million (primarily from the Company’s initial Sunrise joint venture), offset by a reduction because property net operating income in 2011 was less than cash to rent payments received in 2010 for the transitioned properties discussed above.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income of the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level performance reported to us by our tenants and operators is useful because it is representative of the changing health of our properties and trends in our industry. Overall property-level revenues and EBITDA decreased by 2.2 percent and 23.4 percent, respectively, for the quarter ended December 31, 2011 as compared to the same period in 2010 and increased 4.4 percent and decreased 0.4 percent, respectively, for the year ended December 31, 2011 as compared to the prior year. The EBITDA rent coverage for our 88 wholly-owned leased properties by asset class calculated on a trailing 12-month basis as of December 31, 2011 was 1.27x. The following table summarizes property performance for the quarter and year ended December 31, 2011 (in millions except coverage ratio):

	Quarter ended December 31,
	2011		2010		Increase/(Decrease)
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Ski and mountain lifestyle	$90.4	$15.4	$100.6	$20.8	-10.1%	-26.0%
Golf	37.3	5.6	35.9	4.7	3.9%	19.1%
Attractions	10.4	(8.9)	12.8	(4.5)	-18.8%	-97.8%
Senior living	40.1	11.5	36.0	11.5	11.4%	0.0%
Marinas	6.8	2.0	6.7	2.8	1.5%	-28.6%
Additional lifestyle properties	38.1	8.5	36.2	9.2	5.2%	-7.6%

Total	$223.1	$34.1	$228.2	$44.5	-2.2%	-23.4%

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	Year ended December 31,						TTM Rent Coverage*
	2011		2010		Increase/(Decrease)
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Ski and mountain lifestyle	$379.8	$99.6	$377.5	$103.8	0.6%	-4.0%	1.44
Golf	162.6	28.8	160.6	30.1	1.2%	-4.4%	1.06
Attractions	168.8	39.3	163.8	42.8	3.0%	-8.1%	1.39
Senior living	158.1	46.4	139.5	43.4	13.4%	6.9%	N/A
Marinas	33.6	12.3	33.8	13.9	-0.7%	-11.7%	0.87
Additional lifestyle properties	176.0	49.1	157.8	42.6	11.5%	15.4%	1.24

Total	$1,078.9	$275.5	$1,033.0	$276.6	4.4%	-0.4%	1.27

*	As of December 31, 2011 on trailing 12-month basis for properties subject to lease calculated as property level EBITDA before recurring capital expenditures divided by rent.

The overall decrease in tenant-level EBITDA for the fourth quarter and the year ended December 31, 2011 is primarily attributable to a weak fourth quarter ski season due to record low levels of natural snowfall (which also impacted the results at the Omni Mount Washington Resort included in “Additional lifestyle” properties), as well as, a decrease at our golf and marina properties which continued to experience challenging operating environments. Although revenues increased at our attractions properties, operating income at those properties declined compared to 2010 as a result of the general disruption caused by, and the transition costs incurred in, moving these properties to new operators, as well as, higher than normal maintenance costs in 2011 resulting from extreme expenditure reduction measures implemented in 2010 by our prior tenant.

During the fourth quarter of 2011, we began to see improvements in our golf portfolio with revenue and EBITDA up 3.9 percent and 19.1 percent, respectively, which has thus far continued into January and February of 2012. We are also expecting a significant increase in operating income at our managed attractions properties in 2012.

“We are encouraged by the recent improvements in our golf portfolio and particularly excited about the upcoming attractions season this summer,” said Joe Johnson senior vice president and chief financial officer of CNL Lifestyle Properties. “This is the first season where we expect to really start to see the benefits of the strategic operator transitions we made at our 17 attractions properties in early 2011.”

Although golf has improved recently, our operators have and continue to struggle and we have been actively monitoring the performance of several of our golf facilities operated by a large tenant that has continued to experience ongoing challenges. The golf industry in particular is still subject to significant discounting from competition and golf courses have a large fixed-cost component necessary to keep the

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facilities in good condition regardless of the number of rounds played in a given day. Additionally, at a number of the facilities, operating expenses have increased even though the properties are being managed in a focused manner. During 2011, in an effort to provide relief to our large tenant and diversify our tenant concentration, we provided rent forbearance for select golf properties and elected to sell five properties, allowing for the termination of leases upon the sale of the properties. In addition, we began the transition of seven other golf courses to new third-party managers to be operated for a period of time (and allowed the tenant to terminate the leases at the time of transition). We also provided the tenant with additional loans of approximately $2.9 million, of which approximately $1 million had been repaid as of December 31, 2011.

As a result of our efforts to diversify our tenant and operator base, and provide relief to our large tenant, we recorded impairment provisions of approximately $13.7 million and a loss from the write-off of deferred rent of approximately $2.0 million related to the five properties approved to be sold (and classified as assets held for sale) which we recorded as part of discontinued operations. We also recorded an impairment provision of approximately $3.2 million related to one property and a loss from the write-off of deferred rent of approximately $6.5 million on the seven golf facilities we expect to transition to third party managers. As of March 23, 2012, we have completed the sale of two of the five properties identified for sale and transitioned the seven properties to third-party managers. We anticipate completing the sale of the remaining three properties during 2012.

We continue to assess the need for additional support for the golf tenant described above and are evaluating several possibilities that may include providing additional working capital advances in the form of lease incentives, amending the leases to change the rent terms and increasing our investment in the properties by funding certain deferred capital projects. We believe this additional support will enable our tenant to work through financial challenges and begin operating profitably by 2013.

Acquisitions

During the quarter ended December 31, 2011, we acquired the following real estate investment properties (in thousands):

Property/Description	Location	Date of Acquisition	Purchase Price
Stevens Pass Mountain Resort— One ski and mountain lifestyle property	Washington	11/17/2011	$20,475

Grand Victorian of Pekin— One senior housing property	Illinois	12/29/2011	$9,930

Grand Victorian of Sterling— One senior housing property	Illinois	12/29/2011	$9,700

Grand Victorian of Washington— One senior housing property	Illinois	12/29/2011	$11,120

		Total	$51,225

On October 12, 2011 we invested approximately $35.4 million in a third joint venture with Sunrise Senior Living, Inc. (“Sunrise”) for a 67.9 percent interest in seven senior living properties valued at approximately $170 million with debt of $120 million. Sunrise will continue to manage these properties along with the 35 other senior living properties acquired through two other joint ventures earlier in the year.

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In the second quarter of 2012, we expect to acquire four additional senior housing properties which we have under contract for $80 million.

“I am very excited about the acquisition opportunities that we have and are currently evaluating and we expect to close on another $200 million to $250 million in real estate this year,” said Steve Mauldin, president and chief operating officer of CNL Lifestyle Properties.

Distributions

For the twelve months ended December 31, 2011, CNL Lifestyle Properties declared and paid distributions of approximately $188.4 million, representing an annual percentage rate of 6.25 percent. The board of directors declared distributions of $0.0521 per share to stockholders of record at the close of business on January 1, 2012, February 1, 2012 and March 1, 2012. These distributions are to be paid by March 2012. Going forward, the board of directors intends to declare and pay distributions on a quarterly basis.

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	December 31,
	2011	2010
ASSETS

Real estate investment properties, net (including $210,866 and $216,574 related to consolidated variable interest entitites, respectively)	$2,055,678	$2,025,522
Investments in unconsolidated entities	318,179	140,372
Cash	162,839	200,517
Mortgages and other notes receivable, net	124,352	116,427
Deferred rent and lease incentives	94,981	80,948
Other assets	48,728	49,719
Restricted cash	37,877	19,912
Intangibles, net	30,937	25,929
Accounts and other receivables, net	17,536	14,580
Assets held for sale	2,863	—

Total Assets	$2,893,970	$2,673,926

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $82,376 and $86,408 related to non-recourse debt of consolidated variable interest entities, respectively)	$518,194	$603,144
Senior notes, net of discount	393,782	—
Line of credit	—	58,000
Other liabilities	44,856	35,555
Accounts payable and accrued expenses	32,158	24,433
Security deposits	13,880	16,140
Due to affiliates	1,120	5,614

Total Liabilities	1,003,990	742,886

Commitments and contingencies (Note 19)

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 328,884 and 301,299 shares issued and 309,215 and 284,687 shares outstanding as of December 31, 2011 and 2010, respectively	3,092	2,847
Capital in excess of par value	2,743,972	2,523,405
Accumulated deficit	(73,373)	(3,763)
Accumulated distributions	(774,259)	(585,812)
Accumulated other comprehensive loss	(9,452)	(5,637)

Total Stockholders’ Equity	1,889,980	1,931,040

Total Liabilities and Stockholders’ Equity	$2,893,970	$2,673,926

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Rental income from operating leases	$42,343	$42,270	$171,008	$198,172
Property operating revenues	32,269	20,962	236,100	86,498
Interest income on mortgages and other notes receivable	3,199	5,083	12,963	15,832

Total revenues	77,811	68,315	420,071	300,502

Expenses:
Property operating expenses	38,762	22,390	198,235	79,298
Asset management fees to advisor	8,505	6,875	31,802	26,808
General and administrative	5,030	4,151	16,630	14,228
Ground lease and permit fees	4,550	3,339	15,105	12,089
Acquisition fees and costs	1,491	5,033	11,168	14,149
Other operating expenses	4,250	(614)	9,476	2,521
Bad debt expense	(284)	1,904	773	2,110
Loan loss provision	—	(1,023)	—	4,072
Loss on lease termination	883	15,439	7,189	54,921
Impairment provision	—	—	3,199	24,838
Depreciation and amortization	31,663	30,698	122,362	124,136

Total expenses	94,850	88,192	415,939	359,170

Operating income (loss)	(17,039)	(19,877)	4,132	(58,668)

Other income (expense):
Interest and other income	164	1,816	(50)	2,759
Interest expense and loan cost amortization	(15,283)	(13,876)	(60,117)	(49,919)
Gain (loss) on extinguishment of debt	(566)	15,261	(566)	15,261
Equity in earnings (loss) of unconsolidated entities	1,801	2,466	1,022	10,978

Total other expense	(13,884)	5,667	(59,711)	(20,921)

Loss from continuing operations	$(30,923)	$(14,210)	$(55,579)	$(79,589)
Discontinued operations	(1,085)	(146)	(14,031)	(2,300)

Net loss	$(32,008)	$(14,356)	$(69,610)	$(81,889)

Loss per share of common stock (basic and diluted)
Continuing operations	(0.10)	(0.05)	(0.18)	(0.30)
Discountined operations	(0.00)	(0.00)	(0.05)	(0.01)

	$(0.10)	$(0.05)	$(0.23)	$(0.31)

Weighted average number of shares of common stock outstanding (basic and diluted)	307,776	278,299	302,250	263,516

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Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although Funds from Operations (FFO), Modified Funds from Operations (MFFO) and Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) are non-GAAP financial measures, we believe FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and potential investors and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, we have provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

We calculate and report FFO, in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above. We believe that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

We calculate and report MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; and mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. We believe that MFFO is useful to investors in evaluating our performance because the exclusion of certain recurring and nonrecurring items described above provides useful supplemental information regarding our ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of our operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of our liquidity, or indicative of funds available to fund our cash needs including the Company’s ability to make distributions

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to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

We define Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) interest expense, net, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

For additional information, please refer to our discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 20, 2012.

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(continued)

Funds from Operations and Modified Funds from Operations

	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net loss	$(32,008)	$(14,356)	$(69,610)	$(81,889)
Adjustments:
Depreciation and amortization (1)	31,663	31,128	123,084	126,223
Impairment of real estate assets (1) (2)	179	—	16,870	26,880
Gain on sale of real estate investment properties (1)	(1,226)	(6)	(1,104)	(337)
Net effect of FFO adjustment from unconsolidated entities (3)	4,381	2,807	20,316	11,219

Total funds from operations	2,989	19,573	89,556	82,096

Acquisition fees and expenses including amortization (4)	1,491	5,033	11,168	14,149
Straight-line adjustments for leases and notes receivable (1) (5)	(4,264)	(5,962)	(20,997)	(24,728)
Amortization of above/below market intangible assets and liabilities	(7)	(15)	(8)	558
Loss (gain) from early extinguishment of debt (1) (7)	604	(15,261)	2,057	(14,817)
Write-off/impairment of lease related investments (6)	1,630	—	7,670	39,454
Loan loss provision	—	(1,023)	—	4,072
Contingent purchase consideration	(747)	(1,500)	(747)	(1,500)
MFFO adjustments from unconsolidated entities: (3)
Acquisition fees and expenses	1,155	—	4,921	—
Straight-line adjustments for leases and notes receivable	114	(208)	158	(607)
Loss on extinguishment of debt (7)	—	—	2,869	—
Amortization of above/below market intangible assets and liabilities	(5)	(18)	(54)	(74)

Modified funds from operations	$2,960	$619	$96,593	$98,603

Weighted average number of shares of common stock outstanding (basic and diluted)	307,805	278,299	302,250	263,516

FFO per share (basic and diluted)	$0.01	$0.07	$0.30	$0.31

MFFO per share (basic and diluted)	$0.01	$0.00	$0.32	$0.37

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.
(2)	While impairment charges are excluded from the calculation of FFO, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.
(3)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical book value method (“HLBV”).
(4)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and

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income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(5)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(6)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.
(7)	Loss (gain) of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net loss	$(32,008)	$(14,356)	$(69,610)	$(81,889)
Discontinued operations	1,085	146	14,031	2,300
Interest and other (income) expense	(164)	(1,816)	50	(2,759)
Interest expense and loan cost amortization	15,283	13,876	60,117	49,919
Equity in (earnings) loss of unconsolidated entities (1)	(1,801)	(2,466)	(1,022)	(10,978)
Loss (gain) on debt extinguishment	566	(15,261)	566	(15,261)
Depreciation and amortization	31,663	30,698	122,362	124,136
Loan loss provision	—	(1,023)	—	4,072
Loss on lease terminations	883	15,439	7,189	54,921
Impairment provision	—	—	3,199	24,838
Straight-line adjustments for leases and notes receivable (2)	(4,264)	(5,962)	(20,997)	(24,728)
Cash distributions from unconsolidated entities (1)	8,837	3,483	25,891	12,691

Adjusted EBITDA	$20,080	$22,758	$141,776	$137,262

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures operations or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above.
(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

Page 13 /CNL Lifestyle Properties Announces Fourth Quarter Results

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 170 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida.

Forward-Looking Statements

Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CNL Lifestyle Properties (herein also referred to as the “Company”) intends that all such forward-looking statements be covered by the safe-harbor provisions for forward-looking statements of Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable.

All statements, other than statements that relate solely to historical facts, including, among others, statements regarding the Company’s future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “continues,” “pro forma” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to: the global impact of the current credit crisis in the U.S. and Europe; changes in general economic conditions in the U.S. or globally (including financial market fluctuations); risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks of doing business internationally and global expansion, including unfamiliarity with new markets and currency risks; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to development projects or acquired property value-add conversions, if applicable (including construction delays, cost overruns, the Company’s inability to obtain necessary permits and/or public opposition to these activities); defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable rents and terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to qualify and maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brands.

Page 14 /CNL Lifestyle Properties Announces Fourth Quarter Results

Management believes these forward-looking statements are reasonable; however, such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. Investors are cautioned not to place undue reliance on any forward-looking statements which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

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